UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

July 18, 2019

Date of report (Date of earliest event reported)

Condor Hospitality Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-34087	52-1889548
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4800 Montgomery Lane, Suite 220 Bethesda, MD (Address of Principal Executive Offices)		20814
		(Zip Code)

(402) 371-2520

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	CDOR	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Agreement and Plan of Merger

On July 19, 2019, Condor Hospitality Trust, Inc. (the “Company”), Condor Hospitality Limited Partnership (the “Operating Partnership”), NHT Operating Partnership, LLC (“Parent”), NHT REIT Merger Sub, LLC (“Merger Sub”) and NHT Operating Partnership II, LLC (“Merger OP”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Merger OP will merge with and into the Operating Partnership (the “Partnership Merger”), and, Merger Sub will merge with and into the Company (the “Company Merger” and, together with the Partnership Merger, the “Mergers”). Upon completion of the Partnership Merger, Merger OP will survive and the separate existence of the Operating Partnership will cease. Upon completion of the Company Merger, the Company will survive and the separate existence of Merger Sub will cease. The Mergers and the other transactions contemplated by the Merger Agreement were unanimously approved by the Company’s Board of Directors (the “Company Board”).

Pursuant to the terms and conditions in the Merger Agreement, at the effective time of the Company Merger (the “Company Merger Effective Time”), each share of common stock, par value $0.01 per share, of the Company (each, a “Company Common Share”), other than shares held by the Company in the Company’s treasury or owned by Parent, Merger Sub, Merger OP or any of their respective subsidiaries, that is issued and outstanding immediately prior to the Company Merger Effective Time will be automatically cancelled and converted into the right to receive an amount in cash equal to $11.10 (the “Company Merger Consideration”), without interest.

Pursuant to the terms and conditions in the Merger Agreement, at the Company Merger Effective Time, each share of the 6.25% Series E Cumulative Convertible Preferred Stock of the Company (each, a “Company Series E Preferred Share”) will be automatically cancelled and converted into the right to receive an amount in cash equal to $10.00 per share (the “Series E Preferred Share Merger Consideration”), without interest.

Pursuant to the terms and conditions in the Merger Agreement, at the effective time of the Partnership Merger (the “Partnership Merger Effective Time”), each common unit of the Operating Partnership (a “Partnership Common Unit”), other than Partnership Common Units held by the general partner of the Operating Partnership, that is issued and outstanding immediately prior to the Partnership Merger Effective Time will be converted into, and will be cancelled in exchange for, the right to receive an amount in cash equal to $0.21346, without interest (the “Partnership Merger Consideration”, and together with the Company Merger Consideration and Series E Preferred Share Merger Consideration, the “Merger Consideration”).

Pursuant to the terms and conditions in the Merger Agreement, immediately prior to the Company Merger Effective Time, each of the outstanding awards granted pursuant to the Company’s equity incentive plans will automatically become fully vested and all restrictions thereon will lapse, and thereafter, all Company Common Shares represented thereby will be considered outstanding for all purposes under the Merger Agreement and will only have the right to receive an amount in cash equal to the Company Merger Consideration, without interest.

The Merger Agreement contains customary representations, warranties and covenants, including, among others, covenants by the Company to in all material respects carry on its business in the ordinary course of business consistent with past practice, subject to certain exceptions, during the period between the execution of the Merger Agreement and the consummation of the Mergers. The obligations of the parties to consummate the Mergers are not subject to any financing condition or the receipt of any financing by Parent, Merger Sub or Merger OP.

The consummation of the Mergers is subject to certain customary closing conditions, including, among others, approval of the Company Merger and the other transactions contemplated by the Merger Agreement by the affirmative vote of the holders of at least 50% of the outstanding Company Common Shares entitled to vote on the matter and 75% of the outstanding Series E Preferred Shares entitled to vote on the matter, voting as separate classes (the “Company Shareholder Approval”). The Merger Agreement requires the Company to convene a shareholders’ meeting for purposes of obtaining the Company Shareholder Approval.

The Company has agreed not to solicit or enter into an agreement regarding an Acquisition Proposal (as defined in the Merger Agreement), and, subject to certain exceptions, is not permitted to enter into discussions or negotiations concerning, or provide non-public information to a third party in connection with, any Acquisition Proposal. However, the Company may, prior to the earlier of August 18, 2019 and obtaining the Company Shareholder Approval, engage in discussions or negotiations and provide non-public information to a third party which has made an unsolicited bona fide written Acquisition Proposal if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that such Company Acquisition Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal (as defined in the Merger Agreement) and that the failure to do so would reasonably be expected to constitute a breach of the director’s duties set forth under Maryland law.

The Merger Agreement may be terminated under certain circumstances by the Company, including prior to the earlier of August 18, 2019 and obtaining the Company Shareholder Approval, if, after following certain procedures and adhering to certain restrictions, the Company Board effects a Change in Recommendation (as defined in the Merger Agreement) in connection with a Superior Proposal and the Company enters into a definitive agreement providing for the implementation of a Superior Proposal. In addition, Parent may terminate the Merger Agreement under certain circumstances and subject to certain restrictions, including if the Company Board effects a Change in Recommendation.

Upon a termination of the Merger Agreement, under certain circumstances, the Company will be required to pay a termination fee to Parent of $9,540,000. In certain other circumstances, Parent will be required to pay the Company a termination fee of $11,925,000 upon termination of the Merger Agreement.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated herein by reference. The Merger Agreement has been attached as an exhibit to provide shareholders with information regarding its terms. It is not intended to provide any other factual or financial information about the Company, Parent or any of their respective affiliates or businesses. The representations, warranties, covenants and agreements contained in the Merger Agreement were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties have been qualified by disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Shareholders should not rely on the representations, warranties, covenants and agreements contained in the Merger Agreement or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, the Operating Partnership, Parent, Merger Sub, Merger OP or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, the Operating Partnership, Parent, Merger Sub and Merger OP and their respective affiliates and the transactions contemplated by the Merger Agreement that will be contained in the proxy statement that the Company will file in connection with the transactions contemplated by the Merger Agreement, as well as in the other filings that the Company will make with the Securities and Exchange Commission (“SEC”).

Voting Agreements

Real Estate Strategies L.P., Efanur S.A., Real Estate Investment Group VII L.P. and SREP III Flight-Investco, L.P., have each entered into a voting agreement with Parent, dated as of July 19, 2019 (each a “Voting Agreement”), pursuant to which each agreed to vote Company Common Shares and Company Series E Preferred Shares beneficially owned by them in favor of the Company Merger. The shareholders hold approximately 53% of the outstanding Common Shares and 100% of the Company Series E Preferred Shares. Each Voting Agreement terminates upon the earlier of (i) the Company Merger Effective Time, (ii) termination of the Merger Agreement in accordance with its terms, (iii) such date and time within 30 days following the date of the Merger Agreement as the Company Board makes a Change in Recommendation in accordance with the terms of the Merger Agreement, (iv) the termination of the Merger Agreement by mutual written consent of the parties, or (v) the date of any amendment, waiver or modification of the Merger Agreement without the Shareholder’s prior written consent that has the effect of (a) decreasing the Merger Consideration, (b) changing the form of Merger Consideration (in the case of each of subclauses (a) and (b), payable to the shareholders of the Company pursuant to the Merger Agreement), (c) to extend the end date of the Merger Agreement (except as contemplated by the terms of the Merger Agreement), or (d) to impose any material restrictions or additional material conditions on the consummation of the Mergers or the payment of the Merger Consideration or otherwise in a manner material and adverse to the shareholder. The foregoing description of the Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the form of the Voting Agreement which is filed as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K (including statements about the expected timing, completion and effects of the Mergers and the other transactions contemplated by the Merger Agreement) may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements include all statements that are not historical facts, and in some cases, can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “project”, “plan”, the negative version of these words or other similar expressions. Readers are cautioned not to place undue reliance on any such forward-looking statements.

All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. They are not guarantees of future performance and involve risks and uncertainties that are difficult to control or predict. NexPoint Hospitality Trust (“NHT”) and the Company may not be able to complete the proposed transaction on the terms described herein or other acceptable terms or at all because of a number of factors, including without limitation, the following: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (ii) unknown, underestimated or undisclosed commitments or liabilities; (iii) the inability to complete the proposed transaction due to the failure to obtain the approval of the Company’s shareholders for the proposed transaction or the failure to satisfy the other closing conditions to the proposed transaction; (iv) risks related to disruption of management’s attention from NHT’s and the Company’s ongoing business operations due to the proposed transaction; (v) the effect of the announcement of the proposed transaction on the ability of the parties to retain and hire key personnel, maintain relationships with their franchisors, management companies and suppliers, and maintain their operating results and business generally; (vi) the risk that certain approvals or consents will not be received in a timely manner or that the proposed transaction will not be consummated in a timely manner; (vii) adverse changes in U.S. and non-U.S. governmental laws and regulations; and (viii) the risk of litigation, including shareholder litigation in connection with the proposed transaction, and the impact of any adverse legal judgments, fines, penalties, injunctions or settlements.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements represent NHT’s and the Company’s views as of the date on which such statements were made. NHT and the Company anticipate that subsequent events and developments may cause those views to change. These forward-looking statements should not be relied upon as representing NHT’s or the Company’s views as of any date subsequent to the date hereof. NHT and the Company expressly disclaim a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

Additional factors that may affect the Company’s business or financial results are described in the risk factors included in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Additional Information and Where to Find It

The proposed transaction will be submitted to the Company’s shareholders for their consideration. In connection with the proposed transaction, the Company will file relevant materials with the SEC, including a proxy statement on Schedule 14A. The definitive proxy statement will be mailed to the Company’s shareholders. This communication is not a substitute for the proxy statement or for any other document that the Company may file with the SEC and send to the Company’s shareholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY

STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement (if and when it becomes available), any amendments or supplements thereto and other relevant materials, and any other documents filed by the Company with the SEC through the website maintained by the SEC at http://www.sec.gov. In addition, copies of the documents filed by the Company with the SEC will be available free of charge on the Company’s website at www.condorhospitality.com, or by contacting the Company at Investor Relations by phone at 402-371-2520 or by email at investors@trustcondor.com. You may also read and copy any reports, statements and other information filed by the Company with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation

The Company and its directors and certain of its executive officers may be considered “participants” in the solicitation of proxies with respect to the proposed transaction under the rules of the SEC. Additional information regarding the “participants” in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the preliminary and definitive proxy statements when filed with the SEC and other relevant materials to be filed with the SEC in connection with the proposed transaction when they become available. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on March 11, 2019, its proxy statement for its 2019 annual meeting of shareholders, which was filed with the SEC on April 23, 2019 and in subsequent documents filed with the SEC.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Item 5.03.	AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

Bylaw Amendment

On July 18, 2019, in connection with adopting and approving the Merger Agreement, the Company Board adopted an amendment to the Bylaws of the Company which provides that the Control Share Acquisition Act of the Maryland General Corporation Law shall not apply to any acquisition by any person of shares of stock in the Company or the power to direct the exercise of voting power with respect thereto. The statute would otherwise prohibit the voting of shares acquired in a “control share acquisition,” unless a majority of the disinterested shareholders approves the granting of full voting rights to the acquirer.

The description of the amendment is qualified in its entirety by reference to the Bylaws of the Company attached to this Current Report as Exhibit 3.1, which includes the amendment to Section 6 of Article VII.

ITEM 7.01.	REGULATION FD DISCLOSURE.

Press Release

On July 22, 2019, the Company issued a press release announcing the execution of the Merger Agreement. The full text of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

The information in Item 7.01 of this report, including the information in the press release attached as Exhibit 99.2 to this report, is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Furthermore, the information in Item 7.01 of this report, including the information in the press release attached as Exhibit 99.1 to this report, shall not be deemed to be incorporated by reference in the filings of the registrant under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this report, regardless of any general incorporation language in the filings.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of July 19, 2019, by and among NHT Operating Partnership, LLC, NHT REIT Merger Sub, LLC, NHT Operating Partnership II, LLC, Condor Hospitality Trust, Inc. and Condor Hospitality Limited Partnership

3.1	Bylaws of Condor Hospitality Trust, Inc.

99.1	Form of Voting Agreement

99.2	Press Release, dated July 22, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONDOR HOSPITALITY TRUST, INC.

Dated: July 22, 2019	By:	/s/ Arinn Cavey
Arinn Cavey
Interim Chief Financial Officer and Chief Accounting Officer